PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Robert A. DeAlmeida
President and Chief Executive Officer
(410) 823-4510

HAMILTON BANCORP, INC. ANNOUNCES APPROVAL OF PLAN OF CONVERSION; CONVERSION EXPECTED TO CLOSE OCTOBER 10, 2012

Towson, Maryland – October 4, 2012 – Hamilton Bancorp, Inc. (the “Company”), the proposed holding company for Hamilton Bank (the “Bank”), announced today that the Bank’s members approved the plan of conversion pursuant to which the Bank will convert to the stock holding company form of organization. The Company, a Maryland corporation, also announced that it has received orders to purchase common stock sufficient to complete the offering being conducted in connection with the conversion of the Bank.  The Company expects that the conversion will close on Wednesday, October 10, 2012, and that shares of the Company’s common stock will begin trading later that same day on the NASDAQ Capital Market under the symbol “HBK.”  The closing of the conversion is subject to the satisfaction of regulatory and other customary closing conditions.

The Company expects to sell 3,703,000 shares of its common stock at $10.00 per share for gross proceeds of approximately $37.0 million.  The subscription offering was oversubscribed by eligible account holders of Hamilton Bank having first priority in the subscription offering (i.e., depositors having eligible accounts as of March 31, 2011).  Orders from depositors having first priority will be filled in accordance with the allocation procedures described in the prospectus and set forth in the Bank’s plan of conversion.  In addition, the order for the Bank’s tax-qualified employee stock ownership plan will be filled in full.  Orders from depositors without first priority will not be filled.  Funds received in connection with unfilled orders will be returned, with interest.  Information regarding the allocation of common stock in the subscription offering may be obtained by contacting the Stock Information Center at 1-(877) 821-5783.  The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.  Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 10, 2012.

The Board of Directors, officers and employees of the Company and the Bank wish to express their gratitude for the overwhelming support for the offering by their customers and look forward to having the opportunity to serve the needs of their customers and stockholders in the future.

Stifel, Nicolaus & Company, Incorporated managed the subscription offering. Luse Gorman Pomerenk & Schick, P.C., acted as legal counsel to the Company.

Hamilton Bank is a federally chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, delays in receiving final regulatory approvals or in satisfying other conditions to closing, changes required to be made to the independent appraisal by the Office of the Comptroller of the Currency, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of Hamilton Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.